QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.3

[LETTERHEAD OF RAYMOND JAMES & ASSOCIATES, INC.]

The Board of Directors
American Farmland Company
10 East 53rd Street
New York, New York 10022

The Board of Directors:

        We hereby consent to the inclusion of our opinion letter, dated September 10, 2016, to the Board of Directors of American Farmland Company ("AFCO") as Annex D to, and reference to such opinion letter under the headings "SUMMARY—Opinions of Financial Advisors—Opinion of Raymond James & Associates, Inc." and "THE MERGERS—Opinions of AFCO's Financial Advisors—Opinion of Raymond James & Associates, Inc." in, the joint proxy statement/prospectus relating to the proposed merger involving AFCO and Farmland Partners Inc. ("FPI"), which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of FPI (the "Registration Statement"). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Raymond James & Associates, Inc.
RAYMOND JAMES & ASSOCIATES, INC.

October 3, 2016

QuickLinks

  Exhibit 99.3
[LETTERHEAD OF RAYMOND JAMES & ASSOCIATES, INC.]